Lincoln LifeGoalsSM Application for Individual Life Insurance
The Lincoln National Life Insurance Company PO Box 21008, Greensboro, NC 27420-1008 (hereinafter referred to as the “Company”)

Request For:
☐ New Application for Insurance: Complete Application in its entirety; sign and date.
☐ Reinstatement: Provide Policy Number; Complete Questions 1 – 11 and 26 – 41; sign and date.
Policy Number:
Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Proposed Insured Personal Details
1.	Legal Name:
2.	Sex: ☐ Male ☐ Female3. Date of Birth:
4.  SSN:  5. Place of Birth:
6.	Are you a citizen of the United States or a valid green card holder? ☐ Y☐ N
7.	Do you have a Driver’s License? ☐ Y☐ N
If “Yes,” a. Driver’s License Number:  b. License State:
If “No,” c. Why don’t you have a license?
8.	Physical Home Address:
9.	a. Cell Phone Number: b. Land Line Number:
10.	Email:
11.	What is your total annual income from all sources?

The Policy
12.	Product: 13. Life Insurance Amount: $
14.	Death Benefit Option:
Target Age Selection (For New Applications only)
I hereby select the following Target Age ; at which time I will be able to confirm my plan with The Lincoln National Life Insurance Company to change the Policy Death Benefit Option from Option 2 – Increase by Cash Value to Option 1 – Level, which may also result in an adjustment to the Policy Life Insurance Amount.

The Policy Owner (If other than Proposed Insured)
15.	a. Owner Name:
Trustee/Officer (If applicable):
b. Address:
c. Date of Birth/Trust Date:  d. SSN/TIN:
e. Cell Phone Number:  f. Land Line Number:
g. Country of citizenship:  h. Relationship to Proposed Insured:
i. Owner’s Email:

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

Beneficiaries (Unless otherwise stated in Number 19 “Special Instructions,” if multiple beneficiaries are named in a class (Primary, Contingent), the proceeds are to be paid equally to the survivor or survivors in the class, if any.)
16.	a. Primary Beneficiary Name:
Trustee/Officer (If applicable):
b. Address:
c. Relationship to Proposed Insured: d.  Date of Birth/Trust Date:
e. SSN/TIN: f. Phone Number:
g. Beneficiary’s Email:

17.	a. ☐ Primary ☐ Contingent Beneficiary Name:
Trustee/Officer (If applicable):
b. Address:
c. Relationship to Proposed Insured: d.  Date of Birth/Trust Date:
e. SSN/TIN: f. Phone Number:
g. Beneficiary’s Email:

18.	a. ☐ Primary ☐ Contingent Beneficiary Name:
Trustee/Officer (If applicable):
b. Address:
c. Relationship to Proposed Insured: d.  Date of Birth/Trust Date:
e. SSN/TIN: f. Phone Number:
g. Beneficiary’s Email:

19.	Special Instructions (If beneficiary proceeds are not to be paid equally it is indicated here.)

Premium and Billing Information
20.	Planned Premium Amount: $
21.	How often do you plan to pay premiums? ☐ Annual EFT☐ Semi-Annual EFT☐ Quarterly EFT☐ Monthly EFT
22.	What is the source of premium?:
23.
Will the premiums for this Policy be paid, advanced, financed or otherwise funded by any other person or entity other than you (Proposed Insured/Owner), your spouse , domestic partner, immediate family member or employer?☐ Yes☐ No

24.	Who will be paying the premium for this Policy?
a.	Payor Name:
b.	Address:
c.	SSN/TIN: d. Relationship to Proposed Insured:

Protection Against Unintended Lapse (For additional protection against unintended lapse, you have the right to designate one person who will receive lapse and non-payment of premium notices. The designated person should be an individual other than your Agent/Financial Professional who will receive these notices automatically.)
25.
I, the Applicant/Owner, understand that I have the right to designate at least one person other than myself to receive notice of lapse or termination of this insurance policy for non-payment of premium. I also understand that I will be given the opportunity to change this written designation at any time.

If I choose to designate an additional person to receive lapse and non-payment of premium notices they are listed below. Name:  Mailing Address:   Phone Number:

Existing Insurance and Replacement Information
26.	Do you have any existing life insurance policies or annuity contracts with The Lincoln National Life Insurance Company or any other company?
27.
With the purchase of this Lincoln LifeGoalsSM coverage will any life insurance policy or annuity contract be replaced, lapsed, surrendered, assigned, have benefits reduced or premium payments stopped; or have funds used or borrowed to pay premiums due?

28.	If answer to question 27 is "Yes," replacement details are provided below.
Issue Date 1035
Company Coverage Amount Policy Number (mm/dd/yy) Exchange?
$         ☐ Y ☐ N
$         ☐ Y ☐ N
$         ☐ Y ☐ N
29.	Including this Lincoln LifeGoalsSM policy, how much total life insurance coverage will you have?
(Exclude any life insurance that might be provided by your employer.)
30.	Did you have any prior life insurance application that resulted in a rated or declined decision? ☐ Y ☐ N

Proposed Insured Lifestyle
31.	Do you plan to participate in any of the following activities within the next two years?☐ Y ☐ N
•	Flying homebuilt, kit-built, vintage or experimental planes
•	Private piloting with any flying outside of the United States
•	Scuba diving to depths greater than 100 feet, except for certification purposes
•	Mountain climbing, outdoor rock climbing that requires ropes and harnesses, or outdoor rock freestyle (free) climbing
•	High performance auto, motorcycle or boat racing requiring specialized fuel
•	Rodeo sports; aerial sports; BASE Jumping or wingsuit flying
•	Free-fall or non-tandem skydiving; bungee jumping; or heli-skiing
32.	Do you plan to travel or reside outside of the United States for more than 30 days in the next 12 months?☐ Y ☐ N
33.	In the past three years, have you been convicted of, three or more moving violations; driving under the influence of alcohol or drugs; or had your driver’s license suspended, restricted, or revoked due to any moving violation? ☐ Y ☐ N
34.	Have you ever been convicted of, or are you awaiting trial for a felony? ☐ Y ☐ N

Proposed Insured Health History
35.	Do you have a Body Mass index greater than 37 kg/m²?
36.	Do you currently use, or within the past 12 months have you used, cigarettes, e-cigarettes, vaping products, or herbal cigarettes?
37.	In the past 10 years, have you been diagnosed by, or been treated by a licensed medical professional for any of the following conditions:
a.	Chronic pain requiring therapy with any opioid (narcotic) medications prescribed six or more times per year? ☐Y ☐N
b.	Coronary or vascular disease including history of heart attack, stroke, cardiomyopathy, abnormal heart rhythm, aortic valve disease or surgery, mitral valve stenosis or surgery, or congenital heart defects? ☐Y ☐N
c.	Type I or Type II diabetes?
d.	Chronic obstructive pulmonary disease (COPD), chronic bronchitis, ☐Y ☐N emphysema, or cystic fibrosis?
e.	Alzheimer’ disease, dementia or cognitive impairment? ☐Y ☐N
f.	Huntington’s disease or polycystic kidney disease? ☐Y ☐N
g.	Chronic hepatitis B infection, untreated hepatitis C infection, cirrhosis of the liver, Crohn’s disease, or ulcerative colitis? ☐Y ☐N
h.	Chronic kidney disease or kidney failure? ☐Y ☐N
i.	Bipolar disorder, major depressive disorder, psychosis, or schizophrenia?☐Y ☐N
j.	Multiple sclerosis, Parkinson’s disease, amyotrophic lateral sclerosis (ALS),☐Y ☐N or degenerative neurological disease?
k.	Systemic lupus erythematosus, rheumatoid arthritis, Marfan syndrome, ☐Y ☐N scleroderma, vasculitis, or polymyositis?
l.	Organ or bone marrow transplant recipient? ☐Y ☐N
38.	Have you ever tested positive for the Human Immunodeficiency Virus (HIV) or been diagnosed as having or been treated by a licensed medical professional for Acquired Immune Deficiency Syndrome (AIDS) or
 an AIDS-related condition? ☐Y ☐N
39.	Within the past five years have you been diagnosed by, or been treated by a licensed medical professional for any cancer, excluding non-melanoma skin cancers? ☐Y ☐N
40.	Have you received treatment from a licensed medical professional for alcohol or substance abuse within the past 10 years; or within the past five years have you used cocaine or non-prescription stimulants, depressants, hallucinogens, narcotics, inhalants, or other illegal, restricted or controlled substances (excluding marijuana)? ☐Y ☐N
41.	Have you been advised within the past five years by a licensed medical professional to have any medical procedure or surgery that has not been completed? ☐Y ☐N
Suitability
1.	Have you, the Proposed Insured and Owner, received a current Prospectus or Summary Prospectus for the Policy applied for and have you had sufficient time to review it? ☐Y ☐N
2.	Do you understand that the amount and duration of the death benefit may increase or decrease depending on the investment performance of funds in the Separate Account? ☐Y ☐N
3.	Do you understand that the cash values may increase or decrease depending on the investment performance of the funds held in the Separate Account? ☐Y ☐N
4.	With this in mind, do you believe that the Policy applied for is in accord with your insurance objective and your anticipated financial needs? ☐Y ☐N
CASH VALUES ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS.
Refer to the contract for information on any no-lapse guarantee that may be provided.

Service Office Endorsements (For Company Use Only. We will attach additional documentation as needed.)

Agreement and Acknowledgement
I, the Owner, certify that the tax identification or social security number as provided by me is correct. I also certify that I am not subject to backup withholding.
The Undersigned declares that:
1.
This Application consists of: a) Application for Individual Life Insurance; b) any amendments to the application(s) attached thereto; and c) any supplements, all of which are required by the Company for the plan, amount and benefits applied for. The Application, as defined above, and the recorded answers contained therein, will be bound with the Policy at issue.

2.
I agree that insurance will take effect under the Policy only when: 1) the Policy has been delivered to and accepted by me; 2) the initial premium has been paid in full during the lifetime of the Proposed Insured; and 3) the Proposed Insured remains in the same state of health and insurability as described in each part of the application at the time conditions 1) and 2) are met.

3.	No agent, broker or medical examiner has the authority to make or modify any Company contract or to waive any of the Company’s requirements.
4.
Corrections, additions or changes to this Application may be made by the Company. Any such changes will be shown under “Service Office Endorsements”. Acceptance of a policy issued with such changes will constitute acceptance of the changes. No change will be made in classification (including age at issue), plan, amount, or benefits unless agreed to in writing by the Applicant.

5.	I have been advised to consult with my own tax advisors regarding the tax effects inherent in the plan of insurance for which I am applying.
6.
Any reinstated coverage will not be in effect unless and until (a) all premiums and charges have been paid to and accepted by the Company; (b) the requested changes have been accepted by the Company; and (c) statements on this form and on any other application submitted as a part of this request are correct at the time of such payments and approval. Blank spaces in questions for the Owner and Beneficiary indicate there is no change from the previous designation.

7.
This application shall amend and be a part of the original application and the Policy. Upon reinstatement, the period of contestability with respect to statements made in this application shall begin anew as of the date the new coverage is made to be in effect by the Company.

8.
I HAVE READ, or have had read to me, the completed Application for Individual Life Insurance before signing below. All statements and answers in this Application for Individual Life Insurance are correctly recorded, and are full, complete and true to the best of my knowledge and belief. I confirm that upon receipt of the Policy, I will review the answers recorded on the Application, as defined in number 1 above. I will notify the Company immediately if any information in the Application is incorrect. Caution: I understand that if any answers on this Application are incorrect or untrue, the Company may have the right to deny benefits or rescind coverage under the Policy and any riders attached to it.

Fraud Notice
Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Authorization
I, the Proposed Insured, authorize any medical professional, hospital or other medical institution, Pharmacy Benefit Manager, insurer, MIB, Inc., or any other person or organization that has any records or knowledge of me or my physical or mental health or insurability to disclose that information to the Company, its reinsurers, or any other party acting on the Company’s behalf. I authorize the Company or its reinsurer to make a brief report of my protected health information to MIB, Inc. I authorize the Company to disclose information related to my insurability to other insurers to whom I may apply for coverage.
Once this authorization is signed it shall be valid for 24 months or the time limit, if any, as permitted by applicable law in the state where the Policy is delivered or issued for delivery. A photographic copy of this authorization shall be as valid as the original. I understand that I may revoke this authorization at any time by written notification to the Company; however, any action taken prior to notification will not be affected.
The purpose of this authorization is to allow the Company to determine eligibility for life coverage or a claim for benefits under a life policy.
The undersigned declares that:
I acknowledge receipt of the Privacy Practices Notice and the Important Notice.

Signatory Section
Signed in:
(State) Date (mm/dd/yyyy)

Signature of Proposed Insured
Signature of Applicant/Owner/Trustee (If other than Proposed Insured)	Signature of Applicant/Owner/Trustee (If other than Proposed Insured)

To Be Completed By Agent Only
(i)	Does the applicant have any existing life insurance policies or annuities? ☐ Y ☐ N
(ii)	Do you know or have you any reason to believe that replacement of insurance is involved? ☐ Y ☐ N
If a replacement is involved, I certify that only company approved sales materials were used in this sale and that copies of all sales materials were left with the applicant.
I declare that I have accurately answered all questions contained in this section.
I declare that I have provided the Proposed Insured/Owner with the Important Notice and Privacy Practices Notice.

Signature of Licensed Agent, Broker or Registered Representative	Printed Name of Licensed Agent, Broker or Registered Representative

I have reviewed the Application, Supplements, New Account Form and allocation forms and find the transaction suitable.

Signature of Registered Principal of Broker/Dealer	Printed Name of Registered Principal of Broker/Dealer